Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS THIRD QUARTER 2012 RESULTS;
RAISES 2012 OUTLOOK AND PROVIDES 2013 OUTLOOK

October 24, 2012 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended September 30, 2012.
"We had an excellent third quarter, exceeding the high-end of our Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and AFFO," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "Our third quarter results reflect an unprecedented level of activity for Crown Castle as all four major carriers in the US are actively engaged in upgrading their networks for LTE. This activity is translating into increased levels of new site rental revenue and record levels of service revenue and margin. Additionally, pending closing of the transaction to acquire exclusive rights to lease and operate approximately 7,200 T-Mobile towers this quarter, we look forward to integrating those sites and marketing them as part of our US portfolio. As the largest wireless infrastructure provider in the US, we are uniquely positioned to capitalize on US wireless market growth with cost-effective shared solutions in towers and small cells enabling wireless carriers to meet the ever increasing demands of the consumer."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the third quarter of 2012 increased 21% to $621 million from $514 million for the same period in 2011. Site rental revenue for the third quarter of 2012 increased $70 million, or 15%, to $539 million from $469 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $56 million, or 16%, to $403 million in the third quarter of 2012 from $347 million in the same period in 2011. Adjusted EBITDA for the third quarter of 2012 increased $68 million, or 20%, to $400 million from $332 million in the same period in 2011.
Funds from Operations ("FFO") increased 19% to $221 million in the third quarter of 2012, compared to $187 million in the third quarter of 2011. FFO per share increased 15% to $0.76 in the third quarter of

News Release continued:	Page 2

2012, compared to $0.66 in the third quarter of 2011. Adjusted Funds from Operations ("AFFO") increased 22% to $230 million in the third quarter of 2012, compared to $188 million in the third quarter of 2011. AFFO per share increased 20% to $0.79 in the third quarter of 2012, compared to $0.66 in the third quarter of 2011.
Net income attributable to CCIC stockholders for the third quarter of 2012 was $42 million, inclusive of a provision for income taxes of $32 million, compared to $51 million inclusive of a provision for income taxes of $3 million for the same period in 2011. Net income attributable to CCIC stockholders per common share was $0.14 for the third quarter of 2012, compared to $0.15 per common share in the third quarter of 2011.

T-MOBILE USA TOWER TRANSACTION
In September 2012, Crown Castle entered into a definitive agreement with T-Mobile USA to acquire the exclusive right to lease and operate approximately 7,200 T-Mobile towers in the US for a weighted average term of approximately 28 years for cash consideration of $2.4 billion (subject to certain adjustments). In addition, Crown Castle will have the option, primarily between 2025 and 2048, to purchase such towers at the end of the respective lease terms for aggregate option payments of approximately $2.4 billion. The transaction is expected to close in the fourth quarter of 2012.

FINANCING AND INVESTING ACTIVITIES
"We had a great third quarter, as evidenced by our 20% year-over-year growth in AFFO per share, which I believe is the best measure of value creation in our business and industry," stated Jay Brown, Crown Castle's Chief Financial Officer. "The strong third quarter results, together with our expectations for the remainder of the year, allow us to increase our 2012 year-over-year Outlook for site rental revenue, Adjusted EBITDA and AFFO.  Further, as our initial 2013 Outlook reflects, we expect AFFO to grow 14% from 2012, before the accretive impact of the T-Mobile transaction, net of related financing costs, and the investment of our cash flow.   This expected growth in AFFO is the result of significant increases in contracted cash payments in 2013 under previously disclosed lease agreements with some of our US customers, coupled with expected new 2013 leasing activity.  Finally, I am very pleased with our ability to have accessed the capital markets and raised long-term financing for our T-Mobile tower transaction at an attractive rate."
In October 2012, Crown Castle closed on a $1.65 billion senior notes offering, with an interest rate of 5.25% per annum, the proceeds of which are expected to fund a portion of the T-Mobile tower transaction consideration. The $1.65 billion of notes mature in 2023. Crown Castle expects to fund the balance of the T-Mobile transaction consideration with cash-on-hand and funds from its revolving credit facility.

News Release continued:	Page 3

During the third quarter of 2012, Crown Castle invested approximately $124 million in capital expenditures, comprised of $30 million of land purchases, $7 million of sustaining capital expenditures and $86 million of revenue generating capital expenditures, the latter consisting of $37 million on existing sites and $49 million on the construction of new sites, primarily distributed antenna system ("DAS") nodes.

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 1.0 US dollar to 1.0 Australian dollar.
As reflected in the following table, Crown Castle has increased the midpoint of its full year 2012 Outlook (previously issued on July 25, 2012) for site rental revenue by $7 million, site rental gross margin by $10 million, Adjusted EBITDA by $17 million, and AFFO by $2 million.
The Outlook excludes any benefit from the T-Mobile tower transaction but includes cash interest expense of approximately $18 million and $86 million in the fourth quarter 2012 and full year 2013, respectively, associated with the $1.65 billion of senior notes, the proceeds of which are expected to fund, in part, the T-Mobile tower transaction. Crown Castle expects to fund the balance of the consideration to be paid to T-Mobile through borrowings under its revolving credit facility, which has a cost of LIBOR plus 250 basis points. Crown Castle estimates the T-Mobile towers will produce approximately $125 million to $130 million in AFFO before financing costs in 2013. As a result, Crown Castle expects the T-Mobile tower transaction, net of related debt financing costs, to be accretive to AFFO in 2013.
Crown Castle expects 2013 AFFO to increase approximately $120 million, or 14%, compared to 2012, excluding the 2013 interest expense associated with the $1.65 billion of senior notes raised in advance of the expected T-Mobile tower transaction. The 2013 Outlook for site rental revenue growth of $100 million, or 5%, assumes that the vast majority of the 2013 leasing activity from the four largest carriers continues to be amendment activity related to 4G deployments. As a result of Crown Castle's previously disclosed contractual commitments for amendment activity with these four carriers, approximately half of the additional revenue benefit of the forecasted 2013 amendment activity is already included in the run-rate of site rental revenue as of the third quarter of 2012. Further, the 2013 Outlook assumes annual site rental revenue growth of approximately 40% and 9% from small cells and Australia, respectively. In addition, the 2013 Outlook

News Release continued:	Page 4

assumes 2% growth from escalators on the existing run-rate of site rental revenues, offset by tenant terminations of approximately 1% of total site rental revenues, consistent with historical averages.
The following table sets forth Crown Castle's current Outlook for fourth quarter 2012, full year 2012 and full year 2013:

(in millions, except per share amounts)	Fourth Quarter 2012	Full Year 2012	Full Year 2013
Site rental revenues	$538 to $543	$2,092 to $2,097	$2,185 to $2,200
Site rental cost of operations	$127 to $132	$517 to $522	$535 to $550
Site rental gross margin	$408 to $413	$1,573 to $1,578	$1,640 to $1,655
Adjusted EBITDA	$398 to $403	$1,536 to $1,541	$1,595 to $1,610
Interest expense and amortization of deferred financing costs(a)(b)(c)	$162 to $167	$590 to $595	$665 to $675
FFO	$192 to $231	$797 to $836	$790 to $830
AFFO	$208 to $213	$850 to $855	$878 to $893
Net income (loss)	$15 to $50	$220 to $264	$71 to $180
Net income (loss) per share - diluted(d)	$0.05 to $0.17	$0.75 to $0.90	$0.24 to $0.62

(a)	Inclusive of $26 million, $99 million, and $104 million, respectively, of non-cash expense.

(b)
Approximately $16 million, $65 million and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	Inclusive of $18 million, $18 million, and $86 million, respectively, of cash interest associated with the $1.65 billion of 5.25% Senior Notes.

(d)	Represents net income (loss) per common share, based on 292.2 million diluted shares outstanding as of September 30, 2012.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, October 25, 2012, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9722 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Thursday, October 25, 2012, through 11:59 p.m. Eastern Time on November 1, 2012, and may be accessed by dialing 303-590-3030 using access code 4562861. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Pro forma for the announced T-Mobile transaction, Crown Castle owns, operates and manages over 30,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

News Release continued:	Page 5

Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, funds from operations and adjusted funds from operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.

Our measures of Adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.

Adjusted EBITDA, recurring cash flow, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirements of long-term obligations , net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.

Funds from operations. Crown Castle defines funds from operations as net income plus adjusted tax provision plus real estate deprecation, amortization and accretion.

Adjusted funds from operations. Crown Castle defines adjusted funds from operations as funds from operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and asset-write down charges, less capital improvement capital expenditures and corporate capital expenditures.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

News Release continued:	Page 6

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended September 30, 2012 and 2011 is computed as follows:

	For the Three Months Ended
	September 30, 2012	September 30, 2011
(in millions)
Net income (loss)	$43.2	$51.4
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	1.6	3.1
Acquisition and integration costs	2.9	0.6
Depreciation, amortization and accretion	154.9	138.5
Amortization of prepaid lease purchase price adjustments	3.9	—
Interest expense and amortization of deferred financing costs	144.9	127.1
Gains (losses) on retirement of long-term obligations	—	—
Interest income	(0.3)	(0.2)
Other income (expense)	0.6	0.7
Benefit (provision) for income taxes	32.3	2.8
Stock-based compensation expense	16.2	8.3
Adjusted EBITDA	$400.2	$332.4

News Release continued:	Page 7

Other Calculations:

Adjusted EBITDA for the quarter ending December 31, 2012 and the years ending December 31, 2012 and December 31, 2013 is forecasted as follows:

	Q4 2012	Full Year 2012	Full Year 2013
(in millions)	Outlook	Outlook	Outlook
Net income (loss)	$15 to $50	$220 to $264	$71 to $180
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$4 to $6	$12 to $15	$16 to $26
Acquisition and integration costs	$1 to $2	$14 to $17	$4 to $6
Depreciation, amortization and accretion	$153 to $158	$600 to $605	$610 to $635
Amortization of prepaid lease purchase price adjustments	$3 to $5	$14 to $16	$15 to $17
Interest expense and amortization of deferred financing costs(a)(b)(c)	$162 to $167	$590 to $595	$665 to $675
Gains (losses) on retirement of long-term obligations	$0 to $0	$15 to $15	$0 to $0
Interest income	$0 to $0	$(2) to $(1)	$(2) to $(1)
Other income (expense)	$0 to $2	$4 to $6	$0 to $5
Benefit (provision) for income taxes	$22 to $33	$(13) to $0	$86 to $119
Stock-based compensation expense	$8 to 10	$43 to $48	$37 to $42
Adjusted EBITDA	$398 to $403	$1,536 to $1,541	$1,595 to $1,610

(a)	Inclusive of approximately $26 million, $99 million, and $104 million, respectively, of non-cash expense.

(b)
Approximately $16 million, $65 million, and $65 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	Inclusive of $18 million, $18 million, and $86 million, respectively, of cash interest associated with the $1.65 billion of 5.25% Senior Notes.

FFO and AFFO for the quarter ending December 31, 2012 and the years ending December 31, 2012 and December 31, 2013 are forecasted as follows:

	Q4 2012	Full Year 2012	Full Year 2013
(in millions)	Outlook	Outlook	Outlook
Net income	$15 to $50	$220 to $264	$71 to $180
Adjusted tax provision (a)	$20 to $31	$(19) to $(6)	$80 to $113
Real estate related depreciation, amortization and accretion	$146 to $149	$557 to $560	$577 to $607
FFO	$192 to $231	$797 to $836	$790 to $830

FFO (from above)	$192 to $231	$797 to $836	$790 to $830
Straight-line revenue	$(48) to $(43)	$(195) to $(190)	$(160) to $(140)
Straight-line expense	$11 to $16	$48 to $53	$41 to $55
Stock-based compensation expense	$8 to 10	$43 to $48	$37 to $42
Non-real estate related depreciation, amortization and accretion	$6 to $8	$22 to $24	$25 to $30
Amortization of deferred financing costs, debt discounts and interest rate swaps	$25 to $27	$98 to $100	$100 to $115
Other (income) expense(b)	$0 to $2	$2 to $5	$(2) to $4
Gains (losses) on retirement of long-term obligations	$0 to $0	$15 to $15	$0 to $0
Acquisition and integration costs	$1 to $2	$14 to $17	$4 to $6
Asset write-down charges	$4 to $6	$12 to $15	$16 to $26
Capital improvement capital expenditures	$(8) to $(7)	$(20) to $(18)	$(20) to $(15)
Corporate capital expenditures	$(7) to $(6)	$(15) to $(13)	$(15) to $(10)
AFFO	$208 to $213	$850 to $855	$878 to $893

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

News Release continued:	Page 8

FFO and AFFO for the three months ended September 30, 2012 and 2011 are computed as follows:

	For the Three Months Ended
(in millions)	September 30, 2012	September 30, 2011
Net income	$43.2	$51.4
Adjusted tax provision (a)	28.7	1.9
Real estate related depreciation, amortization and accretion	149.5	133.2
FFO	$221.3	$186.5
Weighted average common shares outstanding — diluted	292.1	283.9
FFO per share	$0.76	$0.66

FFO (from above)	221.3	186.5
Straight-line revenue	(48.6)	(44.8)
Straight-line expense	13.1	9.0
Stock-based compensation expense	16.2	8.3
Non-real estate related depreciation, amortization and accretion	5.4	5.3
Amortization of deferred financing costs, debt discounts and interest rate swaps	24.9	25.7
Other (income) expense(b)	0.6	0.7
Acquisition and integration costs	2.9	0.6
Asset write-down charges	1.6	3.1
Capital improvement capital expenditures	(4.3)	(4.2)
Corporate capital expenditures	(3.2)	(2.3)
AFFO	$229.9	$188.1
Weighted average common shares outstanding — diluted	292.1	283.9
AFFO per share	$0.79	$0.66

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)	Primarily includes unrealized (gains) losses on foreign exchange.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended September 30, 2012 and 2011 are as follows:

	For the Three Months Ended
(in millions)	September 30, 2012	September 30, 2011
Interest expense on debt obligations	$119.5	$101.4
Amortization of deferred financing costs	5.3	3.8
Amortization of adjustments on long-term debt	4.4	4.1
Amortization of interest rate swaps	16.3	18.0
Other, net	(0.6)	(0.1)
Interest expense and amortization of deferred financing costs	$144.9	$127.1

News Release continued:	Page 9

The components of interest expense and amortization of deferred financing costs for the quarter ending December 31, 2012 and years ending December 31, 2012 and December 31, 2013 are forecasted as follows:

	Q4 2012	Full Year 2012	Full Year 2013
(in millions)	Outlook	Outlook	Outlook
Interest expense on debt obligations	$136 to $139	$492 to $495	$564 to $572
Amortization of deferred financing costs	$5 to $6	$21 to $22	$23 to $25
Amortization of adjustments on long-term debt	$4 to $5	$15 to $16	$15 to $19
Amortization of interest rate swaps	$15 to $17	$64 to $66	$63 to $67
Other, net	$0 to $2	$(3) to $(1)	$(5) to $(3)
Interest expense and amortization of deferred financing costs	$162 to $167	$590 to $595	$665 to $675

Debt balances and maturity dates as of September 30, 2012:

(in millions)
	Face Value	Final Maturity
Revolver	$—	January 2017
Term Loan A	487.5	January 2017
Term Loan B	1,588.0	January 2019
9% Senior Notes Due 2015	829.6	January 2015
7.5% Senior Notes Due 2013	0.0	December 2013
7.75% Senior Secured Notes Due 2017	964.9	May 2017
7.125% Senior Notes Due 2019	500.0	November 2019
Senior Secured Notes, Series 2009-1(a)	203.1	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(b)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(c)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(d)	315.4	November 2040
Capital Leases and Other Obligations	88.4	Various
Total Debt	$8,426.9
Less: Cash and Cash Equivalents(e)	$118.9
Net Debt	$8,308.0

(a)
The Senior Secured Notes, Series 2009-1 consist of $133.0 million of principal as of September 30, 2012 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(c)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(d)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(e)	Excludes restricted cash.

Sustaining capital expenditures for the three months ended September 30, 2012 and 2011 is computed as follows:

	For the Three Months Ended
(in millions)	September 30, 2012	September 30, 2011
Capital Expenditures	$123.7	$148.4
Less: Land purchases	29.9	111.0
Less: Tower improvements and other	37.3	19.6
Less: Construction of towers	49.1	11.4
Sustaining capital expenditures	$7.4	$6.4

News Release continued:	Page 10

Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) the contribution and impact of the T-Mobile tower transaction referenced herein on our financial and operational results, (ii) our relative position in our industry and the benefits such positioning may bring, (iii) the financing of the T-Mobile tower transaction and the use of proceeds from the offering of our 5.25% Senior Notes due 2023, (iv) currency exchange rates, (v) leasing activity on and demand for our towers, (vi) the financial and operating contributions of our small cell product offerings and our Australian business, (vii) escalators on our contracts, (viii) tenant terminations, (ix) site rental revenues, (x) site rental cost of operations, (xi) site rental gross margin, (xii) Adjusted EBITDA, (xiii) interest expense and amortization of deferred financing costs, (xiv) FFO, (xv) AFFO, including on a per share basis, (xvi) net income (loss), including on a per share basis, and (xvii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, including the land interests under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations and financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
The proposed T-Mobile tower transaction may not be completed within the expected timeframe, if at all, and the pendency of the proposed T-Mobile tower transaction could adversely affect our business and operations.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

News Release continued:	Page 11

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

News Release continued:	Page 12

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$118,903	$80,120
Restricted cash	273,305	252,368
Receivables, net	141,399	77,258
Deferred income tax assets	78,937	85,385
Prepaid expenses, deferred site rental receivables and other current assets, net	164,832	104,021
Total current assets	777,376	599,152
Deferred site rental receivables, net	804,231	621,103
Property and equipment, net	5,380,541	4,861,227
Goodwill	2,801,161	2,035,390
Other intangible assets, net	2,368,650	2,178,182
Long-term prepaid rent, deferred financing costs and other assets, net	604,460	250,042
	$12,736,419	$10,545,096

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$222,980	$202,351
Deferred revenues and below-market tenant leases	220,744	167,238
Current maturities of debt and other obligations	88,093	32,517
Total current liabilities	531,817	402,106
Debt and other long-term obligations	8,295,071	6,853,182
Deferred income tax liabilities	96,735	97,562
Below-market tenant leases, deferred ground lease payable and other liabilities	869,991	500,350
Total liabilities	9,793,614	7,853,200
Redeemable convertible preferred stock	—	305,032
CCIC Stockholders' equity	2,940,077	2,386,245
Noncontrolling interest	2,728	619
Total equity	2,942,805	2,386,864
	$12,736,419	$10,545,096

News Release continued:	Page 13

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues:
Site rental	$538,761	$468,920	$1,553,878	$1,382,219
Network services and other	82,576	44,963	204,715	131,039
Total net revenues	621,337	513,883	1,758,593	1,513,258
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	135,314	121,759	389,756	361,317
Network services and other	50,029	25,083	121,812	78,213
General and administrative	55,862	42,922	153,941	128,925
Asset write-down charges	1,560	3,090	8,250	13,696
Acquisition and integration costs	2,937	617	12,112	1,661
Depreciation, amortization and accretion	154,867	138,523	446,749	413,987
Total operating expenses	400,569	331,994	1,132,620	997,799
Operating income (loss)	220,768	181,889	625,973	515,459
Interest expense and amortization of deferred financing costs	(144,949)	(127,119)	(427,361)	(380,288)
Gains (losses) on retirement of long-term obligations	—	—	(14,586)	—
Net gain (loss) on interest rate swaps	—	—	—	—
Interest income	291	175	1,027	554
Other income (expense)	(632)	(737)	(3,958)	(5,441)
Income (loss) before income taxes	75,478	54,208	181,095	130,284
Benefit (provision) for income taxes	(32,300)	(2,825)	29,437	(7,763)
Net income (loss)	43,178	51,383	210,532	122,521
Less: Net income (loss) attributable to the noncontrolling interest	1,133	105	2,443	355
Net income (loss) attributable to CCIC stockholders	42,045	51,278	208,089	122,166
Dividends on preferred stock	—	(7,541)	(2,629)	(17,944)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$42,045	$43,737	$205,460	$104,222

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.14	$0.16	$0.71	$0.37
Diluted	$0.14	$0.15	$0.71	$0.36

Weighted average common shares outstanding (in thousands):
Basic	290,762	282,031	288,775	284,770
Diluted	292,098	283,899	290,527	286,868

News Release continued:	Page 14

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$210,532	$122,521
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	446,749	413,987
Gains (losses) on retirement of long-term obligations	14,586	—
Amortization of deferred financing costs and other non-cash interest	74,269	77,221
Stock-based compensation expense	33,573	24,937
Asset write-down charges	8,250	13,696
Deferred income tax benefit (provision)	(35,140)	6,684
Other adjustments, net	13	4,848
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	19,211	(37,869)
Decrease (increase) in assets	(247,585)	(170,751)
Net cash provided by (used for) operating activities	524,458	455,274
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(1,236,238)	(17,997)
Capital expenditures	(283,386)	(265,115)
Other investing activities, net	1,244	(14,375)
Net cash provided by (used for) investing activities	(1,518,380)	(297,487)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,100,000	—
Proceeds from issuance of capital stock	239	1,523
Principal payments on debt and other long-term obligations	(59,579)	(26,026)
Purchases and redemptions of long-term debt	(699,486)	—
Purchases of capital stock	(35,984)	(301,369)
Purchases of preferred stock	—	(15,002)
Borrowings under revolving credit facility	—	273,000
Payments under revolving credit facility	(251,000)	(125,000)
Payments for financing costs	(40,255)	(82)
Net decrease (increase) in restricted cash	19,533	12,153
Dividends on preferred stock	(2,481)	(14,713)
Net cash provided by (used for) financing activities	1,030,987	(195,516)
Effect of exchange rate changes on cash	1,718	722
Net increase (decrease) in cash and cash equivalents	38,783	(37,007)
Cash and cash equivalents at beginning of period	80,120	112,531
Cash and cash equivalents at end of period	$118,903	$75,524
Supplemental disclosure of cash flow information:
Interest paid	363,210	312,992
Income taxes paid	3,091	4,343

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended
	12/31/2011			3/31/2012			6/30/2012			9/30/2012
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$443.8	$27.6	$471.3	$468.1	$29.4	$497.5	$487.8	$29.8	$517.6	$507.2	$31.5	$538.8
Services	43.0	5.2	48.1	47.0	7.2	54.2	62.0	5.9	67.9	78.3	4.3	82.6
Total Revenues	486.7	32.7	519.5	515.1	36.7	551.7	549.8	35.7	585.5	585.5	35.8	621.3

Operating Expenses
Site Rental	111.4	8.6	120.1	113.9	8.9	122.9	123.1	8.5	131.6	126.1	9.3	135.3
Services	25.8	3.0	28.8	26.8	4.7	31.5	36.8	3.4	40.3	46.6	3.4	50.0
Total Operating Expenses	137.3	11.6	148.9	140.7	13.6	154.4	159.9	11.9	171.8	172.7	12.7	185.3

General & Administrative	38.1	6.4	44.6	43.7	7.3	51.0	41.5	5.5	47.1	50.5	5.4	55.9

Add: Stock-Based Compensation	7.7	1.5	9.2	9.0	2.1	11.2	8.1	—	8.0	16.3	(0.1)	16.2
Add: Amortization of prepaid lease purchase price adjustments	—	—	—	2.5	—	2.5	3.9	—	3.9	3.9	—	3.9
Adjusted EBITDA	$319.0	$16.2	$335.2	$342.3	$17.8	$360.1	$360.3	$18.2	$378.5	$382.6	$17.6	$400.2

	Quarter Ended
	12/31/2011			3/31/2012			6/30/2012			9/30/2012
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	75%	69%	75%	76%	70%	75%	75%	71%	75%	75%	71%	75%
Services	40%	42%	40%	43%	35%	42%	41%	42%	41%	40%	20%	39%

Adjusted EBITDA	66%	50%	65%	66%	49%	65%	66%	51%	65%	65%	49%	64%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
dollars in millions

	Quarter Ended
	12/31/2011	3/31/2012	6/30/2012	9/30/2012
Net income (loss)	$48.9	$50.3	$117.1	$43.2
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	8.6	3.0	3.6	1.6
Acquisition and integration costs	1.6	1.7	7.5	2.9
Depreciation, amortization and accretion	139.0	139.4	152.5	154.9
Gains (losses) on retirement of long-term obligations	—	7.1	7.5	—
Interest income	(0.1)	(0.4)	(0.4)	(0.3)
Other income (expense)	0.1	1.1	2.2	0.6
Interest expense, amortization of deferred financing costs	127.3	137.5	144.9	144.9
Benefit (provision) for income taxes	0.6	6.7	(68.4)	32.3
Amortization of prepaid lease purchase price adjustment	—	2.5	3.9	3.9
Stock-based compensation	9.2	11.2	8.0	16.2
Adjusted EBITDA	$335.2	$360.1	$378.5	$400.2

Note: Components may not sum to total due to rounding.

CCI Fact Sheet
(dollars in millions)

	Quarter Ended
	9/30/2011		9/30/2012		% Change
CCUSA
Site Rental Revenues	$441.1		$507.2		15%
Ending Towers (a) (c)	22,211		22,700		2%

CCAL
Site Rental Revenues	$27.8		$31.5		13%
Ending Towers (a)	1,596		1,694		6%

Total CCIC
Site Rental Revenues	$468.9		$538.8		15%
Ending Towers (a)	23,807		24,394		2%

Ending Cash and Cash Equivalents	$75.5	*	$118.9	*
Total Face Value of Debt	$7,013.5		$8,426.9
Net Debt	$6,938.0		$8,308.0

Net Leverage Ratios:(b) (c)
Net Debt / Adjusted EBITDA	5.2X		5.2X
Last Quarter Annualized Adjusted EBITDA	$1,329.6		$1,600.7

*Excludes Restricted Cash
(a) Exclusive of DAS
(b) Based on Face Values
(c) Exclusive of the impact of the proposed T-Mobile transaction

Note: Components may not sum to total due to rounding.